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                                AMENDMENT TO THE
                              LEHMAN BROTHERS INC.
                          PARTICIPATING PREFERRED PLAN


     AMENDMENT, effective as of April 29, 1994, to the Lehman Brothers Inc. Participating Preferred Plan (the "Plan"). Capitalized terms herein and not defined herein have the meanings assigned to them in the Plan.


                              W I T N E S S E T H:


     WHEREAS, Section 2.9 of the Plan provides that the Finance Committee may amend the Plan from time to time; and



     WHEREAS, the Finance Committee has determined to amend the Plan as hereinafter set forth, in order to provide for the termination of the Plan and payment of all amounts credited to PPP Accounts under the Plan, as determined by the Committee.


     NOW THEREFORE, the Plan is hereby amended as follows:


     1. Section 2.10 of the Plan is hereby amended by adding a new Section 2.10(c) as follows:



          2.10(c). Termination of the Plan. Notwithstanding any other provision of the Plan, the Plan shall terminate on such date as may be designated by the Committee and, in connection with such termination, the Company shall effect an in service redemption of each Participant's PPP Account in accordance with Section 1.3(a) above; provided, however, that
     (i) all unvested amounts credited to the Participant's PPP Account shall vest and become nonforfeitable on the termination date designated by the Committee, and (ii) the amount payable in accordance with Section 1.3(a) shall be paid in the manner and at the time determined by the Committee.